Exhibit 5.1

July 24, 2018

IntelGenx Technologies Corp.
6420 Abrams, Ville Saint Laurent, Quebec
H4S 1Y2 Canada

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to IntelGenx Technologies Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling securityholders of up to 2,540,800 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”), $1,600,000 of 6% Subordinated Convertible Unsecured Promissory Notes due 2021 (the “Notes”), 2,000,000 shares of common stock issuable upon conversion of the Notes (the “Conversion Shares”), 360,000 shares of common stock issuable in lieu of interest on the Notes (the “Interest Shares”), 2,704,075 warrants to purchase common stock (the “Warrants”) and 2,704,075 shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. In addition, in rendering our opinions set forth below, we have assumed that all agreements or instruments relevant hereto are the valid, binding and enforceable obligations of all parties thereto, other than the Company. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials. Our opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that

1.	The Shares have been validly issued and are fully paid and non-assessable.

2.	The Notes are binding obligations of the Company.

3.	The Warrants are binding obligations of the Company

IntelGenx Technologies Corp.
July 24, 2018

4.	The Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

5.	The Interest Shares, when issued and delivered in lieu of interest on the Notes in accordance with the terms thereof, will be validly issued, fully paid and non- assessable.

6.	The Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non- assessable.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)

Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)

Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)

Our opinions set forth above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)

We express no opinion as to (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of Delaware, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

IntelGenx Technologies Corp.
July 24, 2018

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

RBR/JBG